                                                      PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-24385

                          PROSPECTUS SUPPLEMENT NO. 24
                       TO PROSPECTUS DATED APRIL 29, 1997

                                  $230,000,000
                 5-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                       AND
             SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF


                                   [HMT LOGO]

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         The Prospectus dated April 29, 1997, is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on page 26 of the Prospectus:

                             SELLING SECURITYHOLDERS

         The following table sets forth the name of each Selling Securityholder and relationship, if any, with the Company and (i) except as noted below, the amount of Convertible Notes owned by each Selling Securityholder as of March 20, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date), (ii) the maximum amount of Convertible Notes which may be offered for the account of such Selling Securityholder under this Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of March 20, 1997, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

                                                                          PRINCIPAL
                                                       PRINCIPAL          AMOUNT OF
                                                       AMOUNT OF         CONVERTIBLE        COMMON STOCK        COMMON STOCK
                                                      CONVERTIBLE       NOTES OFFERED      OWNED PRIOR TO         OFFERED
    NAME OF SELLING SECURITYHOLDER                   NOTES OWNED ($)      HEREBY ($)        OFFERING (1)         HEREBY (2)
----------------------------------------             ---------------    -------------      ---------------      ------------
Salomon Brothers Inc. (23)                             28,025,000         28,025,000         1,180,000           1,180,000
Robertson Stephens & Co. LLP (28)                      21,350,000         21,350,000           898,947             898,947
Shepherd Trading Limited (23)                          10,149,000         10,149,000           427,326             427,326
Deutsche Morgan Grenfell, Inc. (21)                    10,065,000         10,065,000           423,789             423,789
General Motors Employees Domestic
  Group Trust(27)                                      10,000,000         10,000,000           421,052             421,052
Reliant Trading (23)                                    8,602,000          8,602,000           362,189             362,189
Lincoln National Life Insurance (5)                     7,080,000          7,080,000           298,105             298,105
The NorthWestern Mutual Life Insurance
  Company (18)                                          7,000,000          7,000,000           294,736             294,736
Smith Barney Inc. (28)                                  6,570,000          6,570,000           276,631             276,631
AARP Growth and Income Fund                             5,700,000          5,700,000           240,000             240,000

Equitable Life Assurance Separate
  Account Convertibles (6)                              5,645,000          5,645,000           237,684             237,684
Scudder Growth and Income Fund                          5,300,000          5,300,000           223,157             223,157
OCM Convertible Trust (5)                               4,095,000          4,095,000           172,421             172,421
Oregon Equity Fund (21)                                 4,000,000          4,000,000           168,421             168,421
NationsBanc Montgomery
  Securities (22)                                       4,000,000          4,000,000           168,421             168,421
UBS Securities LLC (25)                                 4,000,000          4,000,000           168,421             168,421
Putnam Capital Appreciation Fund                        3,850,000          3,850,000           162,105             162,105
Dillon, Read & Co. Inc. (9)                             3,615,000          3,615,000           152,210             152,210
Shepherd Investments
  International, Ltd. (17)                              3,467,000          3,467,000           145,978             145,978
Stark International (17)                                3,467,000          3,467,000           145,978             145,978
State of Connecticut Combined
  Investment Funds (5)                                  3,095,000          3,095,000           130,315             130,315
Credit Suisse First Boston
 Corporation (15)                                       3,000,000          3,000,000           126,315             126,315
SAIF Corporation                                        3,000,000          3,000,000           126,315             126,315
Surfboard and Co. (25)                                  3,000,000          3,000,000           126,315             126,315
SB/Travelers Vintage Alliance
  Growth (5)                                            2,905,000          2,905,000           122,315             122,315
BT Alex.Brown Inc. (25)                                 2,900,000          2,900,000           122,105             122,105
Lincoln National Convertible
  Securities Fund (5)                                   2,695,000          2,695,000           113,473             113,473
Daiwa Europe LTD (9)                                    2,500,000          2,500,000           105,263             105,263
MainStay Convertible Fund (23)                          2,500,000          2,500,000           105,263             105,263
Millennium Trading Co. (14)                             2,475,000          2,475,000           104,210             104,210
Delta Air Lines Master Trust (5)                        2,380,000          2,380,000           100,210             100,210
Vanguard Convertible Securities
  Fund, Inc. (5)                                        2,235,000          2,235,000            94,105              94,105
Hudson River Trust Balanced Fund (6)                    2,245,000          2,245,000            94,526              94,526
Memphis Light, Gas & Water
  Retirement Fund (6)                                   2,230,000          2,230,000            93,894              93,894
Forum Capital Markets LP (13)                           2,255,000          2,255,000            94,947              94,947
Natwest Markets (19)                                    2,000,000          2,000,000            84,210              84,210
Hudson River Trust Growth & Income
  Fund (6)                                              1,830,000          1,830,000            77,052              77,052
Hudson River Trust Growth
  Investors (6)                                         1,790,000          1,790,000            75,368              75,368
Columbia/HCA Money Purchase
  Plan (6)                                              1,685,000          1,685,000            70,947              70,947
Aragon Investmens (20)                                  1,600,000          1,600,000            67,368              67,368
New York Life Separate
  Account #7 (23)                                       1,500,000          1,500,000            63,157              63,157
Taft Securities LLC (20)                                1,400,000          1,400,000            58,947              58,947
Pension Reserves Investment
  Management Board                                      1,325,000          1,325,000            55,789              55,789


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

BNP Arbitrage SNC (10)                                  1,275,000          1,275,000            53,684              53,684
San Diego County                                        1,265,000          1,265,000            53,263              53,263
Franklin Universal Trust (16)                           1,250,000          1,250,000            52,631              52,631
Hughes Aircraft Company Master
  Retirement Trust (5)                                  1,235,000          1,235,000            52,000              52,000
Arkansas P.E.R.S.                                       1,200,000          1,200,000            50,526              50,526
VIP Growth Fund (5)                                     1,195,000          1,195,000            50,315              50,315
Bear Stearns & Co. Inc. (19)                            1,025,000          1,025,000            43,157              43,157
State of Delaware - Froley, Revy                        1,020,000          1,020,000            42,947              42,947
Lehman Brothers International
  Europe (14)                                           1,000,000          1,000,000            42,105              42,105
SAFECO High Yield Bond Fund (24)                        1,000,000          1,000,000            42,105              42,105
Baird, Patrick & Co. Inc. (25)                          1,000,000          1,000,000            42,105              42,105
State Employees' Retirement Fund
  of the State of Delaware (5)                            970,000            970,000            40,842              40,842
Nicholas-Applegate Income &
  Growth Fund                                             958,000            958,000            40,336              40,336
Thermo Electron Balanced Investment Fund (26)             850,000            850,000            35,789              35,789
Weirton Trust (5)                                         815,000            815,000            34,315              34,315
The Hotel Union and Industry of
  Hawaii (6)                                              735,000            735,000            30,947              30,947
The J.W. McConnell Family Foundation (26)                 630,000            630,000            26,526              26,526
Winchester Convertible Plus, Ltd. (8)                     600,000            600,000            25,263              25,263
Donaldson, Lufkin & Jenrette Securities
 Corp. (15)                                               500,000            500,000            21,052              21,052
Pacific Life Insurance Company (22)                       500,000            500,000            21,052              21,052
MainStay Strategic Income Fund (23)                       500,000            500,000            21,052              21,052
Brown & Williamson Tobacco Corp.
  Master Retirement Trust (23)                            500,000            500,000            21,052              21,052
The Frist Foundation (6)                                  575,000            575,000            24,210              24,210
McMahan Securities Co., L.P. (16)                         489,000            489,000            20,589              20,589
Susquehanna Capital Group (9)                             485,000            485,000            20,421              20,421
ICI American Holdings
  Pension Trust                                           410,000            410,000            17,263              17,263
Zeneca Holdings Pension Trust                             410,000            410,000            17,263              17,263
Highbridge Capital Corporation (23)                       400,000            400,000            16,842              16,842
Equitable Life Assurance Separate
  Account Balanced (6)                                    380,000            380,000            16,000              16,000
Walker Art Center (5)                                     315,000            315,000            13,263              13,263
Starvest Discretionary Portfolio                          300,000            300,000            12,631              12,631
San Diego City Retirement                                 297,000            297,000            12,505              12,505
First Church of Christ Scientist
  Endowment (26)                                          270,000            270,000            11,368              11,368
J.M. Hull Associates, L.P.                                250,000            250,000            10,526              10,526
The Hotel Union - ILWU Pension
  Trust (6)                                               250,000            250,000            10,526              10,526


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

Christian Science Trustees for Gifts
  and Endowments (26)                                     250,000            250,000            10,526              10,526
Partner Reinsurance Company,
  Limited (5)                                             240,000            240,000            10,105              10,105
Wake Forest University                                    236,000            236,000             9,936               9,936
Kapiolani Medical Center                                  200,000            200,000             8,421               8,421
David Lipscomb University General
  Endowment (5)                                           175,000            175,000             7,368               7,368
Engineers Joint Pension Fund                              150,000            150,000             6,315               6,315
Foundation Account No. 1 (8)                              150,000            150,000             6,315               6,315
Collective Convertible Bond Fund (18)                     150,000            150,000             6,315               6,315
Nalco Chemical Co. Retirement
  Trust                                                   135,000            135,000             5,684               5,684
United National Life Insurance (5)                        135,000            135,000             5,684               5,684
Austin Firefighters                                       109,000            109,000             4,589               4,589
Retirement Plan for Pilots of
  Hawaiian Airlines, Inc.                                 100,000            100,000             4,210               4,210
Franklin Strategic Income Fund (16)                       100,000            100,000             4,210               4,210
Franklin Multi-Income Trust (16)                          100,000            100,000             4,210               4,210
Baptist Hospital                                           95,000             95,000             4,000               4,000
Occidental College                                         90,000             90,000             3,789               3,789
Boston Museum of Fine Arts                                 40,000             40,000             1,684               1,684
Dunham & Associates Fund II                                 7,000              7,000               294                 294
Dunham & Associates Ser. II                                 3,000              3,000               126                 126
Delaware Group Dividend &
  Income Fund, Inc.                                         1,000              1,000                42                  42

         Total(3)                                     235,845,000        235,845,000         9,930,273           9,930,273

(1) Comprises the shares of Common Stock into which the Convertible Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Convertible Notes are subject to adjustment under certain circumstances. See "Description of Convertible Notes -- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Convertible Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Convertible Notes is subject to adjustment under certain circumstances. See "Description of Convertible Notes -- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Convertible Notes; rather, cash will be paid in lieu of fractional shares, if any.


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

(3) No such holder may offer Convertible Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Agreement (as defined). Amount indicated may be in excess of the total amount registered due to sales or transfers subsequent to the different dates as of which the information in this table has been compiled.

(4) Assumes that the unnamed holders of Convertible Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Convertible Notes at the initial conversion rate.

(5) The amount of Convertible Notes owned by each Selling Securityholder as of May 6, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(6) The amount of Convertible Notes owned by each Selling Securityholder as of May 15, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(7) The amount of Convertible Notes owned by each Selling Securityholder as of May 23, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(8) The amount of Convertible Notes owned by each Selling Securityholder as of June 2, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date.)

(9) The amount of Convertible Notes owned by each Selling Securityholder as of June 10, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(10) The amount of Convertible Notes owned by each Selling Securityholder as of June 17, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(11) The amount of Convertible Notes owned by each Selling Securityholder as of June 30, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(12) The amount of Convertible Notes owned by each Selling Securityholder as of July 7, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(13) The amount of Convertible Notes owned by each Selling Securityholder as of July 21, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(14) The amount of Convertible Notes owned by each Selling Securityholder as of August 1, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(15) The amount of Convertible Notes owned by each Selling Securityholder as of August 8, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(16) The amount of Convertible Notes owned by each Selling Securityholder as of August 28, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(17) The amount of Convertible Notes owned by each Selling Securityholder as of September 10, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(18) The amount of Convertible Notes owned by each Selling Securityholder as of September 24, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(19) The amount of Convertible Notes owned by each Selling Securityholder as of October 7, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(20) The amount of Convertible Notes owned by each Selling Securityholder as of October 17, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(21) The amount of Convertible Notes owned by each Selling Securityholder as of October 28, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(22) The amount of Convertible Notes owned by each Selling Securityholder as of November 12, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(23) The amount of Convertible Notes owned by each Selling Securityholder as of December 11, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(24) The amount of Convertible Notes owned by each Selling Securityholder as of February 26, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(25) The amount of Convertible Notes owned by each Selling Securityholder as of March 11, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(26) The amount of Convertible Notes owned by each Selling Securityholder as of April 30, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(27) The amount of Convertible Notes owned by each Selling Securityholder as of May 15, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(28) The amount of Convertible Notes owned by each Selling Securityholder as of June 24, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

         Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Convertible Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Convertible Notes, no estimate can be given as to the amount of the Convertible Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Convertible Notes and Common Stock since the date on which they provided the information regarding their Convertible Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only Selling Securityholders identified above who beneficially own the Convertible Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Convertible Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Agreement, include additional Selling Securityholders in supplements to this Prospectus.

         Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Convertible Notes, within the three-year period ending on the date of this Prospectus.

         The Company will pay the expenses of registering the Convertible Notes and Common Stock being sold hereunder.

        The date of this Prospectus Supplement No. 24 is June 24, 1998.


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